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                                                                    EXHIBIT 99.1

TUESDAY APRIL 16, 8:57 AM EASTERN TIME

PRESS RELEASE

SOURCE: Daisytek International

DAISYTEK IN DISCUSSIONS WITH ISA REGARDING POSSIBLE OFFER

U.K. SUPPLIES DISTRIBUTOR POTENTIAL PLATFORM FOR EUROPEAN EXPANSION

ALLEN, Texas--(BUSINESS WIRE)--April 16, 2002--Daisytek International Corporation (Nasdaq:DZTK - news) today confirmed that it is in discussions with the board of directors of ISA International plc (London AIM: ISA.L) to acquire all ISA ordinary shares. These discussions could lead to an offer to ISA's ordinary shareholders, however, no agreement exists and discussions could terminate at any time.

Daisytek and ISA are discussing a potential cash offer not to exceed 7.5 pence (approximately 11 cents) per ordinary share, and a share alternative of Daisytek common stock at or around 10 pence (or 14.4 cents) per ordinary share. The acquisition of approximately 59 million ISA ordinary shares has been an alternative under consideration by Daisytek since its September 2001 investment in ISA of 8 million Pounds Sterling (approximately $11.6 million) of convertible preference shares.

ISA, one of the largest publicly listed pan-European distributors of IT supplies, is based in Bradford, England, with other offices and distribution centers in Ireland, Germany, France, Norway and Sweden. In addition, ISA indirectly owns 47% of Kingfield Heath Limited, a privately owned U.K.-based wholesaler of office products.

ISA said earlier this year that it "enjoyed strong sales growth in 2001 compared to the previous year," with group turnover in excess of 350 million Pounds Sterling (more than $500 million), excluding an additional 200 million Pounds Sterling (approximately $285 million) in Kingfield Heath revenues. The company also said Daisytek's investment provided needed cash and gave management freedom to pursue completion of several projects that have improved its operational and financial performance.

"Our interest in Europe is in keeping with Daisytek's strategy to continue expansion into new markets outside the United States to help us achieve our goal of being the world's leading distributor of computer supplies, office products and accessories," said Jim Powell, Daisytek's president and CEO.

About Daisytek

Daisytek is a leading wholesale distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand generation services.
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Daisytek sells its products and services in the United States, Canada,
Australia, Mexico and South America. Daisytek distributes more than 17,000 nationally known, name-brand computer and office supplies products and over 2,800 professional tape products from numerous manufacturers. Daisytek is headquartered near Dallas. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

Nothing in this announcement should be construed as an announcement by Daisytek of a firm intention to make an offer for ISA under the terms of the City Code on Takeovers and Mergers of the United Kingdom.

The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Certain factors, including but not limited to, general economic conditions, industry trends, the loss of or inability to hire skilled personnel, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, including equipment failure or breach of our security measures, the volatility of our common stock, economic and political uncertainties arising as a result of terrorist attacks, seasonality, exchange rate fluctuations, and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.

Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2001.

Contact:

     Daisytek International
     Jim Powell, 972/881-4700
     or
     Michael A. Burns & Associates
     Craig McDaniel, 214/521-8596
     Mobile: 214/616-7186
     cmcdaniel@mbapr.com